Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SanDisk Corporation for the registration of debt securities and common stock and to the incorporation by reference therein of our report dated March 8, 2006, with respect to the consolidated financial statements of SanDisk Corporation included in its Annual Report (Amendment No. 1 of the Form 10-K/A) for the year ended January 1, 2006, and our report dated March 8, 2006 with respect to SanDisk Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SanDisk Corporation as of January 1, 2006 included in its Annual Report (Amendment No. 1 of the Form 10-K/A) for the year ended January 1, 2006, each filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, CA
May 6, 2006